Exhibit 10.3

DIRECTOR DEFERRAL ELECTION

DEFERRAL:  Pursuant to the Six Flags Entertainment Corporation Long-Term Incentive Plan (“Plan”) and the decision to make Deferred Share Units pursuant to Section 8 of the Plan available to directors of the Company, I hereby elect to receive stock units (“Director Deferred Share Units”) in lieu of the cash retainer for my service as a director (but not as a committee chair or member) in 2012 and thereafter as follows:

                                percent (                      %) of cash retainer in Director Deferred Share Units.

For purposes of clarity, cash retainer for purposes of this Deferral Election refers to the cash retainer for being a director and does not include any cash retainer for being the lead independent director or chair of the Board of Directors of the Company or the chair or a member of any committee of the Board of Directors of the Company.

The number of Director Deferred Share Units shall be granted on the day of the Company’s annual meeting (or last day of the calendar year if there is no annual meeting during the calendar year) (collectively, “Annual Meeting Day”) based on the aggregate cash retainer anticipated for the calendar year divided by the closing price of a share of Six Flags Entertainment Corporation common stock (“Share”) on such Annual Meeting Day.  If I do not continue as a director of the Company for the full calendar year, Director Deferred Share Units attributable to the cash retainer that would not have been paid me if I was receiving the cash retainer in cash rather than in Director Deferred Share Units for the year shall be forfeited.

I understand that I may revoke or modify this Deferral Election only with respect to director cash retainer fees payable for service on or after the first day of a subsequent calendar year and only by filing a new Deferral Election form before the first day of such subsequent calendar year in accordance with Plan procedures.

DISTRIBUTION:  The distribution of Shares with respect to any Director Deferred Share Units will occur on the first business day following the 30th day after my service as a director of the Company ceases provided that the cessation of my service as a director constitutes a “Separation from Service” for purposes of Section 409A of the Code as set forth in Section 8 of the Plan and such distribution is otherwise in compliance with Section 409A of the Code.

ACKNOWLEDGEMENT:  By signing this Deferral Election, I hereby acknowledge my understanding and acceptance of the following:

1.                                       Dividend Equivalents.  I understand that I will be credited with dividend equivalents with respect to Director Deferred Share Units.  Such dividend equivalents will be credited and treated as additional Director Deferred Share Units.

2.                                       Limited Ability to Change Deferral Election.  I understand that I may revoke or modify this Deferral Election only with respect to director cash retainer fees payable for service on or after the first day of a subsequent calendar year and only by filing a new Deferral Election form with the Company before the first day of such subsequent calendar year in accordance with Plan procedures.  Otherwise, this Deferral Election is irrevocable with respect to Director Deferred Share Units (except in such limited circumstances as the Committee under the Plan may permit in accordance with law).

3.                                       Company Right to Terminate Deferral Election.  Notwithstanding any election made herein but only to the extent permitted by Section 409A of the Code, the Company reserves the right to transfer to me all of the Shares associated with the Director Deferred Share Units following a termination of the Plan.

4.                                       Code Section 409A.  This Deferral Election and the Director Deferred Share Units shall be construed in accordance with the terms and provisions set forth in this Deferral Election as well as the Plan and the requirements of Section 409A of the Code and the Company can unilaterally amend this Deferral Election and Director Deferred Share Units to comply with Seciton 409A of the Code.  I understand that Section 409A of Code may require changes in this Deferral Election or may otherwise impact the effectiveness of this Deferral Election or may delay the timing of distribution.

5.                                       Undertaking.  I hereby agree to take whatever additional action and execute whatever additional documents the Committee under the Plan may deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on me, the Director Deferred Share Units or the Shares acquired upon conversion of the Director Deferred Share Units pursuant to the provisions of this Deferral Election or the Plan.

By signing this Deferral Election, I hereby acknowledge my understanding of and agreement with all the terms and provisions set forth in this Deferral Election as well as the Six Flags Entertainment Corporation Long-Term Incentive Plan.

Received this day of , 201
	Director’s Signature	Date

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